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                                                                   EXHIBIT 10.17


                      Termination of Split Dollar Agreement
                             And Release of Interest
                           ("Termination and Release")

WHEREAS, First Hawaiian Bank, a Hawaii corporation (hereafter, the "Employer") has entered into a Split Dollar Agreement dated February 1, 1993 (hereafter, the "Agreement") with the Walter A. Dods, Jr. Irrevocable Trust (hereafter, the "Owner"), whereby the Employer was provided certain collateral rights in a life insurance policy (hereafter, the "Policy") insuring Walter A. Dods, Jr. ("Employee") in exchange for providing premium payments on such Policy; and,

WHEREAS, the Agreement permits the modification of the Agreement only upon the written approval of both the Employer and the Owner as provided by Section 14 of the Agreement; and,

WHEREAS, the Employer and Owner wish to restructure the manner in which the life insurance protection will be provided in the future to the Owner as a result of the promulgation of regulations and other pronouncement which have altered the income tax treatment of the program to the Employee;

THEREFORE, in consideration of the mutual promises contained in this Termination and Release, the parties agree as follows:

1. The Agreement shall be terminated as of the date hereof. Upon termination of the Agreement, the Policy which is the subject of the Agreement shall be split into two separate policies; one to be owned thereafter by the Owner and the other to be owned by the Employer. The resulting Policies shall be referred to as OWNER'S POLICY and the EMPLOYER'S POLICY as follows:

            OWNER'S POLICY

            The Owner's Policy will be owned completely by the current owner of the policy and will be designed to provide a death benefit of not less than three times the Employee's annual salary, less $1,000,000. Currently, that death benefit is equal to $2,578,466. Future increases in death benefits to reflect future increases in salary may be subject to limits imposed by the insurance carrier, and may require satisfactory medical underwriting. The cash value of the Owner's Policy is projected (but not guaranteed) to be sufficient to provide the stated death benefit above without requiring any future premium payments, using current financial assumptions as determined by the Employer. The Employer will have no interest in the Owner's Policy.

            EMPLOYER'S POLICY

            The Employer's Policy will be owned by Employer and the Owner will have no rights in it. The Employer's Policy will have a face amount and cash value equal to the remaining portion of death benefits and cash value of the Policy.

2. Employer's intent is to provide Employee with a death benefit that may increase over time to reflect increases in Employee's annual salary. During Employee's employment with Employer, the death benefit of the Owner's Policy is intended to be the greater of $2,578,466 or an amount equal to three times Employee's then-current salary, with such product reduced by $1,000,000. If an increase in the policy death benefit is required, Employer shall notify Owner of the amount of the proposed increase. Owner shall apply for such increase and Employee shall promptly thereafter complete any underwriting requirements of the carrier. After termination of employment with Employer, the death benefit will remain level at the amount that existed before termination.

      The cash value of the Owner's Policy is intended to grow so that, without payment of additional premiums, that policy's cash values will support the death benefit. If, while the Employee is employed with Employer, conditions change such that, in the
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      good faith judgment of the Employer (using projected salary increases and other economic assumptions reasonably selected by the Employer), additional premiums are necessary to provide projected cash values sufficient to support the death benefit, then the Employer will make those additional premium payments into the Owner's Policy. Employer's obligation to fund increases in death benefits of the Owner's Policy shall be subject to and limited by any rules of the carrier. In addition, to the extent that any death benefit increase is issued on a rated or substandard basis, the Employer's obligation to pay additional premiums will be limited to a reasonable estimate of two hundred percent (200%) of the cost it would incur if the Employee were able to satisfy "standard" medical underwriting criteria.

      The Employer shall have discretion to determine how frequently it will review the Owner's Policy to determine whether death benefits should be increased and whether cash values are sufficient to meet the foregoing objectives; provided Employer shall conduct such reviews at least every three years.

      The Employer's obligation to make premium payments into the Owner's Policy shall terminate when the Employee ceases to be employed by Employer, whether through retirement, death, termination or otherwise.

3. If any additional premium is paid by the Employer, an additional bonus payment will be made to the Employee sufficient to cover the state and federal income tax liability on the additional premium, and on this bonus, assuming the maximum marginal tax bracket.

4. Owner agrees that, until Employee's retirement or other termination of employment with the Employer, neither Owner nor any other person will, without the prior written consent of Employer (which may be given or withheld in its sole discretion), exercise any rights of ownership under the Owner's Policy that reduces the policy's current or prospective cash value or that otherwise may increase the amount of premiums the Employer would be required to pay. If prior to retirement or termination of employment the Owner or any other person takes any such action without prior written consent of the Employer, the Employer shall have no further obligation to pay any additional premiums under the Owner's Policy.

5. The Employer is given the authority to take the steps deemed necessary, in its sole discretion, to implement this Termination and Release, including but not limited to the submission of any forms or paperwork with the insurance carrier issuing the Policy deemed necessary to implement this Termination and Release.

6. Upon execution of this Termination and Release, the Employer shall have no further rights in or claim to the Owner's Policy, and the Employee and the Owner of the Policy shall have no rights under or claims against the Employer with respect to the Agreement, the existing Policy, the BancWest Corporation Split-Dollar Plan for Executives or the Employer's Policy.

This Termination and Release is agreed to by the following:


Employee                                 First Hawaiian Bank

/s/ Walter A. Dods, Jr.                  By  /s/ Sheila M. Sumida
------------------------------------        --------------------------
Signature                                Its  Executive Vice President

12/16/03                                 12/16/2003
-----------------------------            -----------------------------
Date                                     Date

Owner (if different than Employee)
FIRST HAWAIIAN BANK, TRUSTEE

/S/ THOMAS F. SANDOZ
                  VICE PRESIDENT
Signature

12-16-03
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Date